Exhibit 4.1

CONSULTING AGREEMENT

This Consulting Agreement (the "Consulting Agreement") made as of December 30, 2004, by and between Randall Jones, located at 31878 Del Obispo, Suite 118-112, San Juan Capistrano, CA 92675, ("Consultant") and Kaire Holdings Incorporated with offices at 552 Sespe Avenue, Suite D, Fillmore CA, 93015 (the "Company").

WITNESSETH

WHEREAS, the Company requires and will continue to require consulting services relating to the maintenance of financial records and the development of financial statements; and

WHEREAS, Consultant can provide the Company with consulting services relating to the maintenance of financial records and the development of financial statements; and

WHEREAS, the Company wishes to induce Consultant to provide these consulting services to the Company,

NOW, THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

1.    APPOINTMENT.

The Company hereby engages Consultant and Consultant agrees to render services to the Company as a consultant upon the terms and conditions hereinafter set forth.

2.    TERM.

The term of this Consulting Agreement began as of the date of this Agreement, and shall terminate on June 30, 2005, unless earlier terminated in accordance with paragraph 7 herein or extended as agreed to between the parties.

3.    SERVICES.

During the term of this Agreement, Consultant shall provide advice to undertake for and consult with the Company concerning financial records, such as general ledger maintenance and assist management in the preparation of monthly financial statements, assist in the year-end audit and in the quarterly and year end external reporting.

4.    COMPENSATION.

The Company will immediately grant Consultant 1,000,000 shares of the Company's Common Stock.

6.    REPRESENTATION AND INDEMNIFICATION.

The Company shall be deemed to have been made a continuing representation of the accuracy of any and all facts, material information and data which it supplies to Consultant and acknowledges its awareness that Consultant will rely on such continuing representation in disseminating such information and otherwise performing its advisory functions. Consultant in the absence of notice in writing from the Company, will rely on the continuing accuracy of material, information and data supplied by the Company. Consultant represents that he has knowledge of and is experienced in providing the aforementioned services.

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7.    MISCELLANEOUS.

Termination:    This Agreement may be terminated by either Party upon written notice to the other Party for any reason which shall be effective five (5) business days from the date of such notice. This Agreement shall be terminated immediately upon written notice for material breach of this Agreement.

Modification:    This Consulting Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof. This Consulting Agreement may be amended only in writing signed by both Parties.

Notices:    Any notice required or permitted to be given hereunder shall be in writing and shall be mailed or otherwise delivered in person or by facsimile transmission at the address of such Party set forth above or to such other address or facsimile telephone number as the Party shall have furnished in writing to the other Party.

Waiver:    Any waiver by either Party of a breach of any provision of this Consulting Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Consulting Agreement. The failure of a Party to insist upon strict adherence to any term of this Consulting Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right thereafter to insist upon adherence to that term of any other term of this Consulting Agreement.

Assignment:    The Options under this Agreement are assignable at the discretion of the Consultant.

Severability:    If any provision of this Consulting Agreement is invalid, illegal, or unenforceable, the balance of this Consulting Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

Disagreements: Any dispute or other disagreement arising from or out of this Consulting Agreement shall be submitted to arbitration under the rules of the American Arbitration Association and the decision of the arbiter(s) shall be enforceable in any court having jurisdiction thereof. Arbitration shall occur only in Los Angeles, CA. The interpretation and the enforcement of this Agreement shall be governed by California Law as applied to residents of the State of California relating to contracts executed in and to be performed solely within the State of California. In the event any dispute is arbitrated, the prevailing Party (as determined by the arbiter(s)) shall be entitled to recover that Party's reasonable attorney's fees incurred (as determined by the arbiter(s)).

IN WITNESS WHEREOF, this Consulting Agreement has been executed by the Parties as of the date first above written.

Kaire Holdings Incorporated                        CONSULTANT

/s/ Steven Westlund                    /s/ Randall Jones
Steven Westlund                           Randall Jones

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